Exhibit 13
Transactions in the Securities of the Issuer During the Past Sixty (60) Days
Mr. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.6 (with the exception of the 12/6/2024, 12/9/2024 and, 12/12/2024 transactions, which the Reporting Persons participated in together):

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
12/5/2024	Purchase	426,758	$1.54
12/6/2024	Purchase	168,361	$1.58
12/9/2024	Purchase	300,000	$1.78
12/12/2024	Purchase	300,000	$1.61
12/13/2024	Purchase	3,000,000	$1.70
12/16/2024	Purchase	2,000,000	$1.99
The Reporting Persons effected the following transaction in the Company’s Class B Common Stock during the past sixty days of filing this Amendment No.6:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
12/16/2024	Purchase (a)	350,000	$2.00
(a)This purchase, which was agreed to on December 16, 2024, was a private purchase contracted by and between Rarefied Air Capital LLC and the selling party. See Item 6 for additional information.